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Exhibit 10.7

Long-Term Executive Incentive Plan—Performance Goals and Target Awards
for Current Performance Cycles

        The registrant maintains a shareholder-approved Long-Term Executive Incentive Compensation Plan to provide certain executives, including the executive officers, the opportunity to receive a cash award based on the achievement of performance objectives over a three-year cycle. The Compensation and Succession Committee of the Board of Directors establishes performance goals for each cycle and sets threshold, target and maximum levels of performance.    Awards are calculated on an executive's annual salary as of the beginning of the cycle. The amount of each executive's payout is dependent on the achievement of the performance goals. The Committee has the authority to adjust the amount of awards payable under the plan, but has no authority to increase the amount of an award otherwise payable to a "covered employee" as defined in Section 162(m)(3) of the Internal Revenue Code. Payments are made in March of the year following the end of the respective cycle, after the Committee has certified in writing the degree of attainment of the cycle's performance goals.

        The performance goals and target awards for the following cycles are set forth below: 2003-2005, 2004-2006 and 2005-2007.

2003-2005 Cycle

        The performance goal for the 2003-2005 cycle is adjusted return on equity as compared to a select peer group of companies representing both the property/casualty and financial services industries. No payout is made unless adjusted return on equity exceeds the average rate on three-year treasury notes over the cycle, plus 200 basis points. Award opportunities range from 0% to 300% of an executive officer's target award, depending on adjusted return on equity performance relative to the peer group. An executive officer's target award generally ranges from 70% to 155% of salary.

2004-2006 Cycle

        For the 2004-2006 cycle there are three performance goals. Fifty percent of the award opportunity is based on the same adjusted return on equity performance goal approved for the 2003-2005 cycle. No payment based on adjusted return on equity is made unless that return exceeds the average rate on three-year Treasury notes over the cycle, plus 200 basis points. Twenty-five percent of the award opportunity is based on Allstate Protection (property and casualty) policy growth over the cycle and the remaining 25% is based on Allstate Financial growth in premium and deposits over the cycle. Awards range from 0% to 300% of an executive officer's target award, depending on the level of performance achieved for the cycle. An executive officer's target award generally ranges from 70% to 155% of salary.

2005-2007 Cycle

        The performance goals and target awards for the three-year performance cycle beginning with 2005 and concluding in 2007 are identical to the goals and award opportunities approved for the 2004-2006 cycle as described above.

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Long-Term Executive Incentive Plan—Performance Goals and Target Awards for Current Performance Cycles